Exhibit 99.1
  News                           General Motors
                                 Corporation           GM Communications
                                                       Detroit, Mich., USA
                                                       media.gm.com
      For Immediate Release
      March 3, 2008


          GM Appoints Henderson President and Chief Operating Officer,
                 Announces Other Senior Executive Appointments

Rick Wagoner, GM chairman and chief executive officer, announced that the GM board of directors approved the following appointments, effective immediately, at its meeting today:

o Frederick (Fritz) A. Henderson, 49, vice chairman and chief financial officer, is elected president and chief operating officer.
o Ray Young, 46, currently group vice president - finance, is elected executive vice president and chief financial officer, replacing Henderson.
o Thomas G. Stephens, 59, currently group vice president, global powertrain and global quality, is also elected executive vice president.

"There's a lot going on at GM today," Wagoner said. "Besides our massive business transformations in the U.S. and Europe, we're experiencing explosive growth in emerging markets - in some cases, in countries where GM doesn't have a long history. The industry is in the midst of the largest technology transformation it has ever faced. And GM continues to implement a truly global automotive operating structure.

"It's an opportune time to further bolster our top leadership structure; specifically, it's the right time to reestablish GM's traditional President and Chief Operating Officer position," Wagoner continued. "And Fritz Henderson is the right person to assume this role. He's had a broad range of experiences in leading three of our regions and in a number of other GM businesses over the years, and he's made a tremendous contribution in each role. I look forward to working closely with Fritz and Bob Lutz, who so ably leads our global product development team, as we continue to implement the plan to transform General Motors for our second 100 years.

"Ray Young brings a wealth of finance and operating experience to the CFO role, including leading GM do Brasil to record business results in his most recent assignment. Tom Stephens' promotion recognizes the huge role that advanced propulsion strategies will play in GM's future, as well as Tom's strong leadership and technical skills," Wagoner added.

George Fisher, presiding director of the GM board of directors, commented, "GM is in the process of a remarkable transformation under Rick Wagoner's strong leadership. Tremendous progress has been made. The promotion of Fritz Henderson to president and chief operating officer, along with Bob Lutz's continued success at transforming our global product activities, and the promotions of Ray Young and Tom Stephens, will further solidify our leadership structure for today and the future. The GM board is excited about the direction that GM is headed and believes these executive appointments will further support our business strategy and the work that needs to be done to achieve our growth, technology leadership and financial objectives."

Henderson and Young will report to Wagoner. Reporting to Henderson, in addition to Stephens, will be the four regional presidents; Troy Clarke, GM North America; Carl-Peter Forster, GM Europe; Maureen Kempston Darkes, GM Latin America, Africa and Middle East; and Nick Reilly, GM Asia-Pacific. Also reporting to Henderson will be Bo Andersson, group vice president, global purchasing and supply chain, and Gary Cowger, group vice president, global manufacturing and labor relations. The remaining global functional leaders and Vice Chairman Bob Lutz will continue to report to Wagoner.

                                      # # #


General Motors Corp. (NYSE: GM), the world's largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 266,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 35 countries. In 2007, nearly
9.37 million GM cars and trucks were sold globally under the following brands:
Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM's OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

                                      # # #

CONTACTS:
Tony Cervone
GM Communications
313-665-8829 (office)
313-421-1341 (cell)
tony.cervone@gm.com

Tom Wilkinson
GM Communications
313-667-0366 (office)
313-378-6233 (cell)
tom.wilkinson@gm.com


Note: Updated biographies for Henderson, Young and Stephens are available on the GM Media and Investor websites.